Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following pro forma condensed consolidated statement of income has have been prepared to provide pro forma information with regard to the contribution of 14 properties (the “Property”) to Pillarstone Capital REIT Operating Partnership LP (the “Partnership”) on December 8, 2016, of which Pillarstone Capital REIT (“Pillarstone”) is the general partner.

The unaudited pro forma condensed consolidated statement of income for Pillarstone and the Partnership for the year ended December 31, 2016, gives effect to Pillarstone's equity method investment in the Partnership, as if the Partnership's acquisition of the Property and Pillarstone's equity method investment in the Partnership both had occurred on the first day of the year presented. The pro forma adjustments column presented on the pro forma consolidated statement of income for the year ended December 31, 2016 includes the financial information for the Partnership for the entire year.

The unaudited pro forma condensed consolidated financial statement has been prepared by Pillarstone's management based upon the historical financial statements of Pillarstone and the Partnership. This pro forma statement may not be indicative of the results that actually would have occurred had the acquisitions been in effect on the dates indicated or which may be obtained in the future.

In management's opinion, all adjustments necessary to reflect the effects of the Partnership acquisition have been made. This unaudited pro forma statement is for informational purposes only and should be read in conjunction with the historical financial statements of Pillarstone, including the related notes thereto, to be filed with the Securities and Exchange Commission as part of Pillarstone's Annual Report on Form 10-K for the year ended December 31, 2016.

PILLARSTONE CAPITAL REIT
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2016

	Pillarstone	Pro Forma Adjustments	Pro Forma Consolidated
	(A)	(B)
Revenues
Interest and dividend income	$—	$—	$—
Total revenues	—	—	—

Expenses
General and administrative	491,925	—	491,925
Interest	19,832	—	19,832
Total expenses	511,757	—	511,757

Loss from operations	(511,757)	—	(511,757)

Equity in income of Pillarstone Capital REIT Operating Partnership LP	14,776	473,553	488,329

Net loss attributable to Common Shareholders	$(496,981)	$473,553	$(23,428)

Net loss attributable to Common Shareholders per Common Share: Basic and Diluted	$(1.23)	$1.17	$(0.06)

Weighted average number of Common Shares outstanding: Basic and Diluted	405,169		405,169

See accompanying note to unaudited pro forma condensed consolidated financial statements.

PILLARSTONE CAPITAL REIT
NOTE TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. STATEMENTS OF INCOME

A.
Reflects the historical condensed consolidated statement of operations of Pillarstone for the year ended December 31, 2016. Please refer to Pillarstone's historical consolidated financial statements and notes thereto included in Pillarstone's Annual Report on Form 10-K for the year ended December 31, 2016.

B.
The Pro Forma adjustments reflect income related to Pillarstone's equity ownership percentage of approximately 18.6% for the year ended December 31, 2016 as if the acquisition of the Property had occurred as of the beginning of the year presented and is based on historical operations of the Property acquired, including deprecation and interest expense.